52700 Independence Court, Elkhart, Indiana 46514
THOR INDUSTRIES ANNOUNCES FISCAL 2026 SECOND QUARTER RESULTS

Financial Highlights

($ in thousands, except for per share data)	Three Months Ended January 31,		Change	Six Months Ended January 31,		Change
	2026	2025		2026	2025
Net Sales	$2,125,856	$2,018,107	5.3%	$4,514,979	$4,160,891	8.5%
Gross Profit	$251,254	$245,197	2.5%	$572,228	$526,639	8.7%
Gross Profit Margin %	11.8%	12.1%	(30) bps	12.7%	12.7%	— bps
Net Income (Loss) Attributable to THOR	$17,803	$(551)	n/m	$39,472	$(2,383)	n/m
Diluted Earnings (Loss) Per Share	$0.34	$(0.01)	n/m	$0.75	$(0.04)	n/m

EBITDA (1)	$95,290	$76,344	24.8%	$202,830	$158,077	28.3%
Adjusted EBITDA (1)	$98,054	$87,015	12.7%	$229,059	$194,797	17.6%
(1) See reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included at the end of this release

Fiscal 2026 Second Quarter
•Revenue of $2.13 billion, Net income attributable to THOR of $17.8 million and Adjusted EBITDA of $98.1 million in the quarter. Adjusted EBITDA excludes nonrecurring costs or benefits associated with strategic reorganization initiatives and the impact of real estate transactions
•North American Motorized results meaningfully outpaced the prior-year period, with strong performance on both the top and bottom lines
•Net income attributable to THOR was aided by gains associated with real estate transactions as the Company continues to strategically optimize its footprint
•Strategic evolution of THOR’s North American RV operating model announced after the quarter on February 23, 2026, paving the way for future enhanced synergies as well as benefits for dealers, end consumers and shareholders
•Full-year fiscal 2026 financial guidance held constant as originally provided
◦Consolidated net sales in the range of $9.0 billion to $9.5 billion
◦Diluted earnings per share in the range of $3.75 to $4.25

Elkhart, Indiana, March 3, 2026 – THOR Industries, Inc. (NYSE: THO) today announced financial results for its fiscal 2026 second quarter ended January 31, 2026.

“Our fiscal second quarter results reflect continued execution in line with our expectations in a challenging retail environment. The disciplined actions we have taken over the past several quarters to streamline operations, optimize our cost structure and strategically align our product portfolio have positioned us well for our fiscal second half. Even in a down market, our teams continuously demonstrate the ability to drive performance through operational focus and thoughtful capital deployment. The recently announced strategic realignment of our North American RV operations represents an important milestone in our ongoing evolution. This realignment builds upon foundational initiatives already taken, or currently underway, and positions us to further optimize efficiency, enhance collaboration across brands and strengthen our long-term competitive advantages. We believe this is the right time to take this step, ensuring we are structurally prepared to outperform as the market stabilizes and subsequent demand improves,” stated Bob Martin, President and Chief Executive Officer of THOR Industries. “As we enter the spring selling season, we do so with momentum, confidence and a clearly defined strategy going forward. Dealer engagement remains strong, consumer interest in the RV lifestyle continues to be encouraging and our innovation pipeline is robust. We remain confident in our expected performance trajectory for the second half of our fiscal 2026 and in our ability to continue creating value for our shareholders through disciplined execution and strategic operational excellence.”

Todd Woelfer, Senior Vice President and Chief Operating Officer, added, “Our strategic operational changes will leverage the various initiatives put in place over recent quarters and allow us to improve our sourcing, standardize our processes, align our brand portfolio and implement enterprise-wide data integration, along with other benefits. Previous strategic initiatives that management has implemented were executed with the intention and long-term vision that allows us to move forward with this evolutionary step. Our North American operations continue to benefit from those initiatives as our Towable segment held margins relatively well despite a decline in volume while our Motorized segment and supply companies experienced further top and bottom-line improvements for the quarter. Our supply companies, in particular, have performed exceptionally well, with marked improvements in both net sales and gross profit margin percentage during the quarter compared to the prior-year period. In our European segment, quarterly results continue to be impacted by a price-aggressive marketplace that has pressured margins. The European segment results included further restructuring costs this quarter that will have a long-term benefit to the segment’s operating results as we right-size its footprint and position the segment for further improvements to its margin profile. Despite the non-recurring costs and pressures from the overall European market, our European segment remains aligned with our internal full-year plan and we expect it will follow its typically back-loaded fiscal second half,” added Woelfer.

“During the quarter, we reduced our debt by approximately $47.1 million while also returning capital to shareholders through $25.2 million of share repurchases and, due to the timing of payments, a total of $54.8 million of dividend payments which related to our first two quarters of fiscal 2026. These actions reflect our disciplined capital allocation framework and our commitment to maintaining financial flexibility across the cycle,” added Colleen Zuhl, Senior Vice President and Chief Financial Officer. “Our strong liquidity position and continued deleveraging provide us with both resilience and optionality. We are focused on managing risk, protecting margins, driving cash flow and ensuring the Company is well positioned to act decisively when compelling growth opportunities arise. Importantly, we remain consistent in our approach to capital deployment–prioritizing balance sheet strength, investing in operational excellence and returning capital to shareholders, all while preserving the capacity to pursue strategic initiatives that enhance our competitive position and create long-term shareholder value. As we continue executing our strategic initiatives, including the evolution of our North American RV operations, we are confident that our financial foundation enables us to be both disciplined and opportunistic in advancing THOR’s growth objectives.”

Second Quarter Financial Results

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended January 31,		Change	Six Months Ended January 31,		Change
	2026	2025		2026	2025
Net Sales	$710,485	$828,266	(14.2)%	$1,607,575	$1,727,044	(6.9)%
Unit Shipments	21,577	28,013	(23.0)%	47,384	58,031	(18.3)%
Gross Profit	$75,498	$91,646	(17.6)%	$194,493	$204,083	(4.7)%
Gross Profit Margin %	10.6%	11.1%	(50) bps	12.1%	11.8%	+30 bps
Income Before Income Taxes	$31,195	$28,152	10.8%	$77,666	$74,973	3.6%

	As of January 31,		Change
($ in thousands)	2026	2025
Order Backlog	$621,461	$1,073,758	(42.1)%

•Net sales declined in our fiscal 2026 second quarter compared to the prior-year period due to a 23.0% decrease in unit shipments as we continued to work with our independent dealers to manage channel inventory throughout the winter months as we enter the spring selling season. Despite the reduction in unit shipment volume, the gross profit margin percentage in the second quarter of fiscal 2026 declined by just 50 basis points compared to the prior-year period, influenced by higher material and overhead costs, partially offset by lower warranty costs and a favorable shift in product mix towards fifth wheels. Income before income taxes for the three and six months ended January 31, 2026, includes gains on sales of assets of $9.5 million and $13.1 million, respectively, compared to the corresponding prior-year periods of $0.3 million and $2.7 million, respectively.

North American Motorized RVs

($ in thousands)	Three Months Ended January 31,		Change	Six Months Ended January 31,		Change
	2026	2025		2026	2025
Net Sales	$577,071	$446,298	29.3%	$1,238,167	$951,506	30.1%
Unit Shipments	4,524	3,526	28.3%	9,474	7,267	30.4%
Gross Profit	$54,640	$34,741	57.3%	$126,262	$77,468	63.0%
Gross Profit Margin %	9.5%	7.8%	+170 bps	10.2%	8.1%	+210 bps
Income Before Income Taxes	$20,904	$4,298	386.4%	$54,053	$13,379	304.0%

	As of January 31,		Change
($ in thousands)	2026	2025
Order Backlog	$1,042,227	$1,124,735	(7.3)%

•Net sales for the North American Motorized segment increased 29.3% in the second quarter of fiscal 2026 compared to the prior-year period, impacted by a 28.3% increase in unit shipments that was bolstered by shipments to rental customers as well as products that continue to resonate with customers at critical retail price points. The gross profit margin percentage expanded 170 basis points compared to the prior-year period due to volume leverage and lower labor costs.

European RVs

($ in thousands)	Three Months Ended January 31,		Change	Six Months Ended January 31,		Change
	2026	2025		2026	2025
Net Sales	$684,472	$612,465	11.8%	$1,339,951	$1,217,368	10.1%
Unit Shipments	9,465	9,442	0.2%	18,188	18,077	0.6%
Gross Profit	$75,129	$80,929	(7.2)%	$152,943	$173,577	(11.9)%
Gross Profit Margin %	11.0%	13.2%	(220) bps	11.4%	14.3%	(290) bps
Income (Loss) Before Income Taxes	$(12,308)	$2,210	n/m	$(38,946)	$3,387	n/m

	As of January 31,		Change
($ in thousands)	2026	2025
Order Backlog	$1,832,102	$1,644,015	11.4%

•European RV net sales for the second quarter of fiscal 2026 increased 11.8% compared to the prior-year period, driven by the combined impact of a 0.2% increase in unit shipments and a 11.6% increase in the overall net price per unit, of which 11.4% was due to favorable changes in foreign exchange rates. The gross profit margin percentage fell 220 basis points compared to the prior-year period due to a higher mix of lower-margin special-edition motorcaravan products as well as increased warranty costs. Loss before income taxes for the three and six months ended January 31, 2026, includes restructuring costs of $5.1 million and $12.3 million, respectively.

Fiscal 2026 Guidance

“The second quarter continued the positive momentum we experienced in the first quarter, with results meeting our expectations and providing some clarity into the trajectory of the remainder of the fiscal year. Recent geopolitical events have clouded our outlook, though, and have created too much short-term uncertainty for us to raise our full-year guidance at this time,” stated Woelfer.

“Our performance across the first half of our fiscal year gives us increased confidence in our full-year results, with the Company well-positioned at the midpoint of our fiscal year to potentially outperform our initial guidance. However, we remain mindful of broader consumer uncertainty and how recent events could impact that uncertainty. We believe it is prudent to allow for additional time and financial results before making any additional updates to our full-year guidance. In the meantime, we will continue to execute the strategic operational steps that are positioning THOR to outperform through the cycle and create long-term shareholder value,” commented Woelfer.

For fiscal 2026, the Company’s full-year financial guidance includes:
•Consolidated net sales in the range of $9.0 billion to $9.5 billion
•Stable gross margin at midpoint, with upside in a stronger market
•Diluted earnings per share in the range of $3.75 to $4.25
•An assumption of a low- to mid-single digit retail decline in North America with stable market share
•No meaningful financial impact for the balance of the fiscal year related to the strategic evolution of our North American RV operations
•A tax rate in the range of 24% to 26% excluding discrete items

Mr. Martin concluded by saying, “Recent trade shows have given us a lot to be excited about as we enter the spring selling season. Our products continue to successfully target desirable price points while generating enthusiasm due to offerings such as our refreshed Keystone and Heartland models. Although consumer metrics remain mixed and the macroeconomic landscape includes uncertainties, we have seen green shoots to support our optimism for our fiscal second half. We have a great opportunity in front of us to deliver sustainable, long-term value for our business and our stakeholders as our management teams execute on the strategic evolution of our North American RV operating model.”

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements
This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic realignments or other reorganizational actions; the level of consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of adverse weather conditions and/or weather-related events; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.
These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2026 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2025.
We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2026 AND 2025
($000’s except share and per share data) (Unaudited)

	Three Months Ended January 31,				Six Months Ended January 31,
	2026	% Net Sales (1)	2025	% Net Sales (1)	2026	% Net Sales (1)	2025	% Net Sales (1)
Net sales	$2,125,856		$2,018,107		$4,514,979		$4,160,891
Gross profit	$251,254	11.8%	$245,197	12.1%	$572,228	12.7%	$526,639	12.7%
Selling, general and administrative expenses	212,021	10.0%	206,222	10.2%	466,051	10.3%	446,419	10.7%
Amortization of intangible assets	27,797	1.3%	29,244	1.4%	55,725	1.2%	59,066	1.4%
Interest expense, net	9,420	0.4%	11,950	0.6%	18,437	0.4%	27,178	0.7%
Other income, net	18,976	0.9%	619	—%	21,465	0.5%	3,268	0.1%
Income (loss) before income taxes	20,992	1.0%	(1,600)	(0.1)%	53,480	1.2%	(2,756)	(0.1)%
Income tax provision	6,351	0.3%	1,489	0.1%	15,670	0.3%	1,206	—%
Net income (loss)	14,641	0.7%	(3,089)	(0.2)%	37,810	0.8%	(3,962)	(0.1)%
Less: Net loss attributable to non-controlling interests	(3,162)	(0.1)%	(2,538)	(0.1)%	(1,662)	—%	(1,579)	—%
Net income (loss) attributable to THOR Industries, Inc.	$17,803	0.8%	$(551)	—%	$39,472	0.9%	$(2,383)	(0.1)%

Earnings (loss) per common share:
Basic	$0.34		$(0.01)		$0.75		$(0.04)
Diluted	$0.34		$(0.01)		$0.75		$(0.04)

Weighted-average common shares outstanding:
Basic	52,704,784		53,208,626		52,697,434		53,091,615
Diluted	52,844,227		53,208,626	(2)	52,909,903		53,091,615	(2)

(1) Percentages may not add due to rounding differences
(2) Due to losses for the three and six months ended January 31, 2025, zero incremental shares are included because the effect would have been antidilutive

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	January 31, 2026	July 31, 2025		January 31, 2026	July 31, 2025
Cash and equivalents	$242,176	$586,596	Current liabilities	$1,540,075	$1,584,696
Accounts receivable, net	767,433	707,363	Long-term debt, net	877,771	919,612
Inventories, net	1,588,024	1,351,796	Other long-term liabilities	276,289	271,424
Prepaid income taxes, expenses and other	118,662	132,220	Stockholders’ equity	4,322,713	4,289,552
Total current assets	2,716,295	2,777,975
Property, plant & equipment, net	1,333,214	1,315,728
Goodwill	1,882,558	1,841,118
Amortizable intangible assets, net	715,139	758,758
Equity investments and other, net	369,642	371,705
Total	$7,016,848	$7,065,284		$7,016,848	$7,065,284

Non-GAAP Reconciliations

The following table reconciles consolidated net income (loss) to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended January 31,		Six Months Ended January 31,
	2026	2025	2026	2025
Net income (loss) (GAAP)	$14,641	$(3,089)	$37,810	$(3,962)
Add back:
Interest expense, net	9,420	11,950	18,437	27,178
Income tax provision	6,351	1,489	15,670	1,206
Depreciation and amortization of intangible assets	64,878	65,994	130,913	133,655
EBITDA (Non-GAAP)	$95,290	$76,344	$202,830	$158,077
Add back:
Stock-based compensation expense	7,947	8,073	18,897	18,610
Change in LIFO reserve, net	3,104	(1,500)	3,104	(1,500)
Non-cash foreign currency loss (gain)	(4,589)	1,254	(1,079)	4,646
Investment-related loss (gain)	640	2,635	1,065	5,277
Strategic initiatives	7,691	—	22,741	15,459
Other loss (gain), including sales of PP&E	(12,029)	209	(18,499)	(5,772)
Adjusted EBITDA (Non-GAAP)	$98,054	$87,015	$229,059	$194,797

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income (loss) before net interest expense (income), income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

THOR Investor Relations Contact:
investors@thorindustries.com
(574) 970-7460